UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2020

MCDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (281) 870-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.03	Bankruptcy or Receivership.

Confirmation of the Plan

As previously disclosed, on January 21, 2020, McDermott International, Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to pursue a Joint Prepackaged Chapter 11 Plan of Reorganization. The Chapter 11 Cases are being jointly administered under the caption In re McDermott International, Inc., et al., No. 20-30336.

On March 12, 2020, the Bankruptcy Court entered the Order Approving the Debtors’ Disclosure Statement and Confirming the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (Technical Modifications) of McDermott International, Inc. and its Debtor Affiliates [Docket No. 665] (the “Confirmation Order”), which approved and confirmed the the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (Technical Modifications) of McDermott International, Inc. and Its Debtor Affiliates [Docket No. 651] (the “Plan”).

The Debtors expect that the effective date of the Plan will occur as soon as all conditions precedent to the Plan have been satisfied (the “Effective Date”). Although the Debtors are expecting the occurrence of the Effective Date as soon as reasonably practicable, the Debtors can make no assurance as to when, or ultimately if, the Plan will become effective. It is also possible that amendments could be made to the Plan prior to the Effective Date.

Summary of Material Features of the Plan

The following is a summary of the material terms of the Plan. This summary highlights only certain substantive provisions of the Plan and is not intended to be a complete description of the Plan. This summary is qualified in its entirety by reference to the full text of the Confirmation Order and the Plan, which are attached hereto as Exhibits 99.1 and 2.1 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference. Any capitalized terms not defined in this Current Report on Form 8-K have the meanings assigned to them in the Plan.

Treatment of Claims and Interests under the Plan

The Plan contemplates the following treatment of claims against and interests in the Debtors:

•	holders of claims arising under the DIP Credit Agreement shall be paid in full, in cash on the Effective Date, funded from the proceeds of the Lummus Technology sale or, to the extent not paid in full from the proceeds of the Lummus Technology sale:

•	holders of claims arising under the DIP Term Loans other than the Make Whole Amount shall receive cash on hand and proceeds from the Exit Facilities;

•	holders of claims arising under the DIP Term Loans constituting the Make Whole Amount shall receive their respective pro rata shares of the term loans arising under the Make Whole Tranche; and

•	holders of claims arising under drawn DIP Letters of Credit that have not been reimbursed in full in cash as of the Effective Date shall receive payment in full in cash.

•	holders of DIP Cash Secured Letters of Credit shall receive participation in the Cash Secured Exit LC Facility in amounts equal to their respective DIP Cash Secured Letter of Credit Claims, provided that any such cash collateral in the DIP Cash Secured LC Account shall collateralize the Cash Secured LC Exit Facility;

•	holders of claims arising under the DIP Letters of Credit (other than the DIP Cash Secured Letters of Credit) shall receive participation in the Super Senior Exit Facility (as defined below) in amounts equal to their respective DIP Letter of Credit Facility commitments;

•	holders of claims arising under the (1) 2021 LC Facility, (2) the 2023 LC Facility, and (3) the Revolving Credit Facility shall receive participation rights in the Roll-Off LC Exit Facility (as defined below) or receive their respective pro rata shares of the Secured Creditor Funded Debt Distribution, depending upon the nature of such claims;

•	holders of claims arising under the Term Loan Facility and Credit Agreement Hedging Claims other than hedging obligations rolled into the DIP Facilities and the Exit Facilities, will receive pro rata shares of the Secured Creditor Funded Debt Distribution;

•	holders of claims arising under the Company’s 10.625% senior notes due 2024 shall receive their pro rata share of (i) 6% of the new common stock (the “New Common Stock”) of the Company, as reorganized pursuant to and under the Plan (“Reorganized McDermott”), plus additional shares of New Common Stock as a result of the Prepetition Funded Secured Claims Excess Cash Adjustment, subject to dilution on account of new warrants of Reorganized McDermott (the “New Warrants”), and the Management Incentive Plan; and (ii) the New Warrants;

•	holders of general unsecured claims shall either (i) have their claims reinstated or (ii) be paid in full in cash;

•	each existing equity interest in any of the Debtors other than the Company shall be reinstated or cancelled, released and extinguished without any distribution at the Debtors’ election and with the consent of the Required Consenting Lenders; and

•	each existing equity interest in the Company shall be cancelled, released and extinguished without any distribution.

Lummus Technology Sale

As previously announced, on January 21, 2020, certain subsidiaries of the Company entered into a share and asset purchase agreement (“Purchase Agreement”) with a buyer, Illuminate Buyer, LLC (the “Buyer”), pursuant to which the Buyer agreed to purchase, subject to the terms and conditions contained therein, all of the equity interests in each of Lummus Technology LLC, McDermott Technology (2), B.V., and certain other affiliated entities and ventures, along with certain other assets which, collectively, constitute the “Technology Business.”

The Plan requires that, on or prior to the Effective Date, the Debtors will complete the Lummus Technology Sale. Under the terms of the Purchase Agreement, the Buyer has agreed, absent any higher or otherwise better bid, to acquire the Lummus Technology business for a purchase price of $2.725 billion, subject to certain adjustments. On February 24, 2020, the Bankruptcy Court approved the selection of the Buyer and the contractual protections provided to the Buyer under the Purchase Agreement, as well as the bidding procedures for the ultimate sale process. In connection with entry of the Confirmation Order on

March 12, 2020, the Bankruptcy Court approved the Lummus Technology sale in its entirety. The sale is required to close on or prior to the Effective Date.

Capital Structure

As of the Effective Date, Reorganized McDermott will issue New Common Stock to certain holders of claims against and interests in the Debtors, and the Company’s shares of each existing equity interest in any of the Debtors outstanding prior to the Effective Date will be cancelled, in each case as provided in the Plan. As of February 26, 2020, there were 193,081,224 shares of the Company’s existing common stock outstanding. Under the Plan, Reorganized McDermott’s new organizational documents will become effective on the Effective Date. Reorganized McDermott’s new organizational documents will authorize Reorganized McDermott to issue shares of New Common Stock and New Warrants pursuant to the Plan. The shares of New Common Stock and New Warrants issued pursuant to the Plan will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by section 1145 of the Bankruptcy Code.

Exit Financing

The Plan is expected to be funded by the following exit financings, subject to certain customary conditions:

•	a super senior exit facility comprised of a letter of credit facility in an amount of $743 million (the “Super Senior Exit Facility”);

•	a super senior term loan facility in an amount of any portion of the Make Whole Amount outstanding and not repaid at emergence;

•	a senior secured letter of credit exit facility in an amount up to $1.326 billion for new letters of credit that becomes available on a dollar-for-dollar basis as letters of credit under the Roll-Off LC Exit Facility expire (the “Senior LC Exit Facility”);

•	a senior secured letter of credit exit facility reflecting existing letters of credit under the 2021 LC Facility, 2023 LC Facility and the Revolving Credit Facility (the “Roll-Off LC Exit Facility” and, together with the Super Senior Exit Facility and the Senior LC Exit Facility, the “LC Exit Facilities”);

•	a senior secured term loan facility in an amount of $500 million of take-back debt; and

•	a cash secured letter of credit exit facility in an amount up to $371 million (the “Cash Secured LC Facility”).

The aggregate amount of commitments under the LC Exit Facilities and the Cash Secured LC Exit Facility will be approximately $2.4 billion.

Management Incentive Plan

Effective on the Effective Date, Reorganized McDermott will (i) reserve 7.5% of New Common Stock (on a fully diluted and fully distributed basis, but subject to dilution on account of the New Warrants) which may be granted in the form of options, restricted stock, restricted stock units, warrants, stock appreciations rights or any combination thereof (each an “Award” and such reserve, the “MIP Pool”) for grant to management employees and members of the board of directors of Reorganized McDermott (the “New Board”) in accordance with the terms of the Plan and as set forth in the Plan Supplement and (ii) enter into severance and change in control arrangements (“Severance Arrangements”) with senior executives of the Debtors that are insiders pursuant to Section 16 of the Exchange Act (“Senior Executives”) in amounts and on terms and conditions to be agreed with and approved by the Required Consenting Lenders. The New Board shall grant no less than 53.33% of the MIP Pool to the employees of the Debtors no later than 60 days following the Effective Date (the “Emergence Awards”) with the terms of the Emergence Awards to be determined as set forth in the Plan Supplement and the remainder of the MIP Pool will be available for future grants to management, employees, and members of the New Board with allocations, terms, and conditions to be determined by the New Board. A Senior Executive will be permitted to voluntarily terminate for “Good Reason” and receive the severance benefits under the Severance Arrangements if the Senior Executive does not receive an Emergence Award.

Certain Information Regarding Assets and Liabilities of the Debtors

Information regarding the assets and liabilities of the Debtors as of the most recent practicable date is hereby incorporated by reference to the Company’s Annual Report on Form 10-K for the period ended December 31, 2019, filed with the Securities and Exchange Commission on February 28, 2020.

Item 8.01	Other Events

On March 12, 2020, the Company issued a press release announcing the Bankruptcy Court’s entry of the Confirmation Order, a copy of which is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

Exhibit 2.1

Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and Its Debtor Affiliates (incorporated by reference to Exhibit A of the Order Approving the Debtors’ Disclosure Statement and Confirming the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (Technical Modifications) of McDermott International, Inc. and its Debtor Affiliates, dated March 12, 2020, filed as Exhibit 99.1 hereto).

Exhibit 99.1

Order Approving the Debtors’ Disclosure Statement and Confirming the Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (Technical Modifications) of McDermott International, Inc. and its Debtor Affiliates, dated March 12, 2020.

Exhibit 99.2	Press Release, dated March 12, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2020	MCDERMOTT INTERNATIONAL, INC.

	By:	/s/ John M. Freeman
John M. Freeman Executive Vice President, Chief Legal Officer and Corporate Secretary